Transcript of
Daegis, Inc.
Fiscal Year 2015 Third Quarter Earnings Call
February 24, 2015

Participants
Tim Bacci – Chief Executive Officer
Susan Conner – Chief Financial Officer

Analysts
Shawn Langlois – Gevo Traders

Presentation

Operator
Good afternoon, ladies and gentlemen, thank you for standing by. Welcome to the Daegis, Inc. Third Quarter Fiscal 2015 Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for your questions. Leading today’s call is Daegis’ CEO, Tim Bacci and CFO, Susan Conner.

The company’s earnings release was issued at 4:00 p.m. Eastern today and is available in the press release section of the company’s website at daegis.com. A recording of today’s call will be available for replay on the Investor Relations section of the company’s website.

Before we begin the presentation, Daegis would like to remind you that the comments made on today’s call may include projections or other forward-looking statements regarding the future operations, opportunities or financial performance of the company within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve a high degree of known and unknown risks and uncertainties, and actual results and circumstances may differ materially from those discussed. Please refer to the risk factors and other disclosures contained in Daegis’ most recent reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission for a more detailed discussion of the factors that could materially affect results.

The forward-looking statements made during today’s conference call are based on the information available as of today, February 24, 2015, and Daegis assumes no obligation to update such statements to reflect events or circumstances after today’s date. In addition to reporting financial results in accordance with the Generally Accepted Accounting Principles, or GAAP, Daegis reports non-GAAP financial results. In the press release is a complete reconciliation of the non-GAAP financial measures to the applicable GAAP measures. Although not a substitute for GAAP presentation, the company feels the non-GAAP information allows for meaningful of year-over-year comparisons and more clearly identifies the actual operating results of the company. Daegis uses the non-GAAP information internally to monitor its financial performance.

I’ll now introduce Daegis’ CEO, Tim Bacci. Please go ahead, sir.

Tim Bacci – Chief Executive Officer
Good afternoon and thanks for joining us. First off and as I referenced in our press release, we're clearly not happy with the overall decline in our revenue. The magnitude and the resulting effort’s impact of the wind down of our largest matter can't be underestimated. In fact, over the four year period starting in fiscal 2011, this specific matter generated approximately $33 million in revenue.

This represents on average 19% of our total revenue in any given year in that same timeframe. So, it should be noted that even in the face of this decline we're able to refocus the business, pay down the debt, while consistently generating positive cash flow. That said, my objective today is to give everyone on this call a much deeper understanding of where we're going and frankly why we're encouraged as a result of what's happening as we execute on our strategy.

Very quickly, and primarily for those who were not on previous earnings calls, we're now structured as a three product line company focused on the mid-market corporations and larger. Those product lines are one, information governance comprising enterprise, information archiving and eDiscovery. Two, application migration centered around both Lotus Notes and Oracle Forms legacy applications in all the data; and three, our mobile application development environment designed for programmers at the corporate level.

Aligning our product lines under a single unified brand allows not only for crisper, cleaner messaging and positioning, but also gives our sales force the opportunity to sell one or more products into any given customer account. We use the three M’s as a simple way to communicate what we do from a product and overall solutions perspective. We manage, modernize and mobilize data for our customers. Recall from our last earnings release and conference call, I spoke to our ability and now implement a global channel sales strategy. That process is underway, I'll speak to this in greater detail in a few moments.

So, back to what we're seeing in the field as we execute on our plan. What we observed over the 18 month period leading up to the recent strategy shift, in the fall of 2014, with an eDiscovery industry it was being disrupted by technology, yet, remained extremely fragmented in terms of size and total number of technology vendors and service providers. This continues to have an adverse effect on pricing to the extent that software companies, like Daegis weren’t getting the awarded [ph] value for the actual technology being provided. When combined with a project based approach as legal matters surface, the market became difficult to succeed in for companies like us that have to continue to advance, develop and support a software platform while providing the necessary services for a complete solution. Just to be clearer, what I am talking about is principally law firm generated, matter-to-matter type business.

With this as the backdrop, we decided to take advantage of the very positive trend in the market and that’s the continuing desire by companies to have a greater say on their legal spend by bringing as much control of the entire data management process and lifecycle in-house.

This now falls under a much larger and broader initiative called Information Governance or IG. Our unique integrated technology platform consisting of both archiving and eDiscovery through a single sign-on is exactly what's needed. This typically results in IT, compliance and the Office of the General Counsel all being participative in the evaluation of final purchasing decisions, offered this [ph] as either an on-firm premise or cloud-based solution and we have a truly differentiated platform with demand in the market.

In terms of our go-to-market plan, our combined platform and broad product offering puts us in a unique position that differentiates us from both the [indiscernible] Discovery and the Archiving vendors. This means we'll have a very keen focus on the enterprise, but more specifically instead of competing with the long list of eDiscovery vendors and service providers approaching the Office of the General Counsel, we'll work directly with our partners that come in through the IT infrastructure door. This should result in better revenue predictability, consistency with a larger pipeline of opportunities.

In terms of actual sales execution, I'll speak to both direct sales and in-direct or channel sales. With our new VP of global sales at the helm, we have retooled and retrained the sales force with an enterprise software focus, while driving a number of product lines we are able to sell. This in turn a support of our inside sales team used solely for lead generation. We're targeting the mid-market and above with the ability to address any or all of the data management, modernization or mobilization needs. This means our team has to be more fluent and acclimated to the overall technology ecosystem.

Our channel strategy is both comprehensive and global. I'll simplify this by talking about three distinct partner categories. Original equipment manufacturers or OEMs, system integrators or SIs and value-added resellers or VARs. I'll start with the OEMs. Due the vast amount of data being created at the corporate level these days, data is doubling roughly every two years, companies are constantly going through technology and infrastructure re-pressures and upgrades.

A primary beneficiary of this are the storage providers, not only are the legacy providers seeing an uptick in business, but there are many new entrants with different technology based approaches addressing the same storage needs. Data can be stored at different tiers of accessibility based upon internal needs, but still needs to be intelligently indexed, retained, destroyed, et cetera, based upon retention policies and compliance needs. That’s where our archive of broader idea solutions comes in.

System Integrators typically have specific areas of expertise that they provide to their customers on a service basis and have deep long-standing customer relationships. However they tend to license and or resell the necessary IP; that’s where our three different product lines come in.

VARs tend to resell, install and support hardware at system integrations. We can partner with these folks in two ways. One, as a result of our OEM partnerships and certifications as discussed earlier; and two, by enabling them to provide services in and around our product implementations and overall ongoing support.

The latter is getting a lot of interest as there’s typically a higher gross margin business for the VARs and selling to reselling hardware. It’s best exemplified when a VAR resells our hosted IG solution and then is responsible for both the mode management and the first level of technical support. So expect to see announcements in the coming weeks and months as we establish all three of these types of partnerships.

In support of all this, we now have our channel sales team in place, and I’m happy to say that we're able to attract some top talents, include former directors of OEM sales at Microsoft and EMEA channel sales for HP Autonomy, both are in addition to our to our season channel manager in charge of designing and implementing on US programs.

They all came on board because they saw the opportunity to build lucrative partnerships based on our product offerings. Our goal in building a global channel at Daegis is to decrease time to market and increase sales effectiveness, especially around penetrating new customer accounts.

It should be noted, that we have experience in channel sales and have active partnerships for our data base development tools and migration products that are working today. We want to build on this momentum both executing against a channel blueprint that will help us identify and segment our target partners in markets. As we build a partner ecosystem that addresses the unique routes to market required by our product portfolio, our focus will be on recruiting partners who can help us enter corporations principally through the IT door which will then position us to cross-sell and up-sell other product offerings.

We're experiencing an increase in backlog for our migration products for Lotus Notes and Oracle Forms and increased interest for our mobile app development products TD Mobile, so the timing is right. Our IG solution which can be sold in a traditional license model on premise or in a hosted model as a cloud service allows the partner’s to elevate to their discussion to the fee level where they can provide a service that addresses the growing concern along data compliance. The latter is the real interest in EMEA as customers prefer to work with local partners that can offer turnkey solutions while keeping data within country borders.

We're well positioned to take advantage of this opportunity. Again, we expect to make some announcements in the coming weeks and month as these partnerships come together. With that, I'll now turn it over to Susan to take us through the financials.

Susan Conner – Chief Financial Officer
Thank you, Tim, and good afternoon, everyone. Today before getting in to the results, I'd like to provide some additional color on how we earn our revenue. As you look at our financials, the three primary sources of revenue are through first, the sale of software licenses; second providing consulting or other product related services; and third, ongoing maintenance for our licensed products.

Because our direct sales force is relatively small and our existing customer base may only upgrade or purchase additional licenses every two years, we can typically experience large swings in our revenue from quarter-to-quarter depending upon the amount of product which is sold. To illustrate this point, over the last two years, the delta between the high and low of our product sales within any given quarter for Information Governance could be as large as $750,000. Our development tools, the delta over the same time period within any given quarter could be as much as $550,000.

For Information Governance, the delta we can see between quarters for our consulting or professional services could be as much as $0.5 million. In general, professional services will fluctuate based upon the consulting needs of our existing customers and the needs of any new customers that in fact come on board.

Maintenance revenue is a very stable and an important source of our revenue and in a quarter where there are low or no large product sales, it can make up as much 60% or more of our total revenue. This stability is a healthy sign and shows the [indiscernible] of our customers who license our software.

We anticipate our expanded channel strategy once matured will assist us in smoothing out the highs and lows of our product sales. With additional feet on the street selling our products, our pipeline should grow allowing us to close more agreements on a consistent basis. We also remain focused on selling our hosted Archive and eDiscovery products which will add to the predictability.

With this background, I'll now move into our third quarter financial results. Total revenue was $5.7 million, down 14% or $959,000 sequentially from the second quarter and down 28% or $2.2 million compared to the same quarter last year. Excluding the irons, which I'll discuss further in moment, the sequential and year-over-year declines are minimized. Revenue for the Information Governance product line was $3.1 million compared to $3.9 million sequentially and $4.8 million last year.

The decline in IG revenue was driven from lower product sales, primarily due to a large product deal worth approximately $750,000 which closed in Q3 last year that was not repeated this quarter and lower fees from our former largest customer. On past calls, I've commented about this former largest customer and the wind down of a sizeable eDiscovery matter. This matter we have been speaking of has finally concluded during the third quarter and as Tim noted has generated approximately $33 million of revenue for the company since we acquired the business in fiscal 2011.

This single matter is now a large factor in the decrease our Information Governance revenue over the past two years. It represents $525,000 of the sequential decrease in IG and $900,000 year-over-year. If you exclude the combination of this year-over-year decrease in the large product and the large product sales from the third quarter last year, our IG revenue is essentially flat. The concentration of revenue in a single matter that we knew would eventually end, as all legal cases do, is a key reason we are expanding with our channel strategy and are focused on a more holistic solution around Information Governance.

Revenue for the migration and development tools products was $2.6 million, down slightly compared to $2.8 million sequentially and down from $3.1 million last year. The majority of the year-over-year decline is due to a significant product sale of $350,000 to low customer last year that was not repeated in this quarter. As I noted earlier, our companywide maintenance revenue continues to remain constant when compared to the second quarter and to last year. Maintenance revenues represented 59% of our third quarter revenue.

Third quarter operating expenses were $6.1 million, down 4% sequentially from $6.4 million and down 26% from $8.2 million last year. As I've mentioned on previous earnings calls, the benefits from our realignment initiatives from last year are fully evidenced in our operating results. Highlights from some of these benefits include the reduction in direct cost from IG revenues of approximately $400,000 and a reduction in product development costs of approximately $240,000, all primarily the result of a reduction at headcount.

Non-recurring charges related to our realignment initiatives included severance agreements and a reduction in our real estate footprint in California and New York contributed to the $1.1 million reduction in G&A cost from last year.

Our total operating expenses however are expected to increase slightly sequentially in the fourth quarter mostly due to an increase spend in sales and marketing. This was a direct result from the hiring of our channel sales talent that Tim discussed earlier. Loss from operations was $361,000, a decrease of $730,000 sequentially and a decrease of $83,000 from last year. GAAP net loss was $923,000 or a $0.06 loss per share compared to a GAAP net loss of $878,000 or a $0.05 loss per share last year. Sequentially, our GAAP net loss reflects a decrease of $947,000 from a GAAP net income of $25,000.

Our EBITDA and net income results were directly impacted by the reduction in revenue. Adjusted EBITDA was $225,000 in the third quarter, a decrease from $939,000 sequentially and a decrease from $1 million last year.

Non-GAAP net loss was $577,000 or a $0.04 loss per share compared to non-GAAP net income of $374,000 or $0.02 per share last year. For our nine months results, total revenue was $19 million, compared to $23.6 million last year. GAAP net loss was $1.1 million or a $0.07 loss per share, an improvement compared to GAAP net loss of $1.7 million or an $0.11 loss per share last year.

Adjusted EBITDA for the nine months was $2 million, a decrease of 25% from $2.7 million last year. Non-GAAP net income was $121,000 or $0.01 per share, compared to $580,000 or $0.03 per share for the nine months ended in the prior year. The explanation for the nine months trends are consistent with what I just described for the third quarter results.

Now moving on to the balance sheet, our January 31, 2015 cash balance was $4.3 million, up $800,000 from October 31, 2014 and up $300,000 from January 31 of last year. We continued to make progress with our outstanding debt which now stands below $12 million at $11.8 million.

In closing, the loss of revenue from the large matter was felt the most in this quarter now that it is concluded. We can now use the third quarter revenue as a baseline to measure for channel partner relationships and when we expect to see those relationships result in revenue.

While my belief is that fourth quarter revenue will remain flat to slightly up from the third quarter, I am confident that we will begin to see traction from working with our channel partners towards the end of our first quarter and our next fiscal year, with a steady improvement in revenue in the second half of this calendar 2015 year.

Tim, back to you.

Tim Bacci – Chief Executive Officer
Thanks, Susan. As I spoke to you in my opening section, we find ourselves in a good position from a market perspective. The principal driver behind all that I've detailed is the imperative for corporations to get control of their data and IT needs from both a compliance and a cost perspective. To better exemplify this, I'll give you a real world example based upon one of our corporate customers who is a Fortune 100 manufacturer and currently archives terabytes of information and has done so for several years.

This company does initial case assessment of searching in the archive when a legal matter arises and then sends the data to any number of law firms who work with third party eDiscovery vendors to adjust and process the data. A customer then pays a marked up fee directly to the outside law firm responsible for overseeing the eDiscovery process. With our integrated platform, our customer can now do more comprehensive searches at the archive level and then explore only relevant data directly from the archive into our hosted eDiscovery platform, resulting in a smaller data set to be managed.

This also minimizes the security risk of shipping sensitive information to multiple external third parties. Both in-house and external legal counsel can then use the platform for reviewing and production purposes with a known and controlled cost. This customer could save millions of dollars based upon on their current estimate of legal spend and that is why our integrated IG solution is so compelling.

As a side note, this company will be going through an infrastructure refresh. This elevates the importance of partnering with and being certified on many different OEM hardware platforms that I alluded to earlier.

So, our strategy has come together. We're moving forward. I'll take some time to get—it will take some time to get to a point of consistent and tangible revenue results due the newness of the programs being put in place, coupled with typical sales cycles for IT infrastructure. This applies to all three product lines. That said, in order to get there requires putting the right structure in place. Therefore we intend to strike eight to ten channel partnerships per quarter across the three regions we're targeting, North America, EMEA and Asia Pac.

Our expectation is that revenue from our direct sales efforts will begin to increase in advance of indirect sales with channel revenue beginning to materialize going into the second half of calendar 2015. As mentioned, look for a series of announcements in the coming months, allowing you to follow our progress as we go. I’ll look forward to updating you on our next quarterly call.

Operator, we'll now open the call for questions.

Operator
(Operator instructions.) We'll take our first question from Shawn Langlois. Please go ahead.

<Q>: Question regarding the NASDAQ listing status and how the company values that and is there a strategy to maintain that?

Susan Conner – Chief Financial Officer
Yes. It’s clearly something that we’re continuing to track the 180 days that we have to get our stock price above a $1 is around the middle of April. We're tracking that very closely. We obviously have other options. We can also apply for an additional 180 day extension and it’s something that we continue to look at and track very closely.

Operator
(Operator instructions.) Ladies and gentlemen, that does conclude the question and answer session. I'd like to turn the call back over to Mr. Bacci. Please go ahead, sir.

Tim Bacci – Chief Executive Officer
I would like to thank for your participation today and for your continued support as we retool the business. Susan and I will be on the road over the next couple of months visiting our shareholders and if any of you on this call today would like to meet, please let us know.

Operator, that concludes our remarks.